Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-110942, 333-63748 and 333-51270) of Salix Pharmaceuticals, Ltd., and

(2) Registration Statement (Form S-8 Nos. 333-126685, 333-126290, 333-116675, 333-96771, 333-63604, 333-61497, 333-135268, 333-47586, 333-151658, 333-41801, 333-160294 and 333-183174) pertaining to various stock-based compensation plans of Salix Pharmaceuticals, Ltd.;

of our report dated February 28, 2014 (except Note 15, as to which the date is May 30, 2014), with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd., included in this Current Report on Form 8-K of Salix Pharmaceuticals, Ltd.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 30, 2014